Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

Jacobs Launches Tender Offer to Acquire KeyW for $11.25 per Share in Cash

DALLAS – May 13, 2019 – Jacobs (NYSE: JEC) today announced that its wholly owned indirect subsidiary, Atom Acquisition Sub, Inc., a Maryland corporation (“Merger Sub”), has commenced a tender offer for all of the outstanding shares of common stock, par value $0.001 per share, of The KeyW Holding Corporation (NASDAQ: KEYW), a Maryland corporation (“KeyW”), at a price of $11.25 per share, net to the seller in cash, without any interest thereon and less any applicable withholding taxes, upon the terms and conditions set forth in the tender offer to purchase dated today, a copy of which has been filed with the U.S. Securities and Exchange Commission.

The tender offer is subject to customary conditions to closing, including the condition that the number of shares validly tendered (and not properly withdrawn) prior to the expiration of the tender offer (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered), together with the shares then owned by Jacobs and its direct and indirect wholly owned subsidiaries, represents at least a majority of the shares then outstanding. The tender offer will expire at one minute after 11:59 p.m., New York City time, on June 11, 2019, unless extended or earlier terminated. In connection with the tender offer, Broadridge Corporate Issuer Solutions, Inc., is the depositary and paying agent and Okapi Partners LLC is the information agent. Requests for documents and questions may be directed to the information agent. Banks and brokerage firms may call the Information Agent at (212) 297-0720, and stockholders and all others may call toll-free at (855) 305-0855.

About Jacobs

Jacobs Engineering Group Inc. (“Jacobs”) leads the global professional services sector delivering solutions for a more connected, sustainable world. With approximately $12 billion in revenue and a talent force of more than 50,000, Jacobs provides a full spectrum of services including scientific, technical, professional and construction- and program-management for business, industrial, commercial, government and infrastructure sectors. For more information, visit www.jacobs.com, and connect with Jacobs on LinkedIn, Twitter, Facebook and Instagram.

Additional Information and Where You Can Find It

This notice is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to purchase the shares has been made pursuant to a tender offer statement on Schedule TO, containing an offer to purchase and related materials, filed by Jacobs and Merger Sub with the U.S. Securities and Exchange Commission (the “SEC”) on May 13, 2019. KeyW filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC on May 13, 2019.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, IN EACH CASE, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Investors and security holders may obtain free copies of the tender offer materials and the Solicitation/Recommendation Statement (when available) and other documents filed with the SEC by KeyW or Jacobs through the website maintained by the SEC at http://www.sec.gov, KeyW’s website at http://www.keywcorp.com, or Jacobs’ website at www.jacobs.com.

Cautionary Notice Regarding Forward-Looking Statements

Certain statements contained in this communication constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements made in this communication that are based on historical fact are forward-looking statements, including statements about whether and when the transaction between Jacobs and KeyW will be consummated and the anticipated financial and other benefits thereof. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the possibility that Jacobs and KeyW may be unable to obtain regulatory approval or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; general economic conditions; the possibility of unexpected costs, liabilities or delays in connection with the transaction; risks that the transaction disrupts our current plans and operations; the ability to recognize the benefits of the transaction; the amount of the costs, fees, expenses and charges related to the transaction; the outcome of any legal proceedings related to the transaction; and the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement. For a description of some additional factors that may occur that could cause actual results to differ from forward-looking statements see Jacobs’ Annual Report on Form 10-K for the year ended September 28, 2018 and Jacobs’ Quarterly Report on Form 10-Q for the quarter ended March 29, 2019, in particular the “Risk Factors” discussions thereunder as well as Jacobs’ other filings with the SEC. Neither Merger Sub nor Jacobs is under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.

For additional information, contact:

Jacobs

Investors:

Jonathan Doros, 817-239-3457
jonathan.doros@jacobs.com

Media:

Amy Ochs, 214-912-9171
amy.ochs@jacobs.com

KeyW

Investors:

Mark Zindler, 703.817.4908
investors@keywcorp.com

Media:

Karen Coker, 443.733.1613
communications@keywcorp.com

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